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                                                                     EXHIBIT 3.4


                         CERTIFICATE OF DESIGNATIONS OF
                       SERIES A CUMULATIVE PREFERRED STOCK
                                 OF ZILOG, INC.


                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


            Zilog, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, hereby certifies on February 27, 1998 as follows:

            FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock (the "Preferred Stock"), par value $100.00 per share, in one or more classes and/or series, pursuant to a resolution providing for such issue adopted by the Board of Directors of the Corporation (the "Board"), and further authorizes the Board to determine the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon any such class and/or series of Preferred Stock.

            SECOND: On February 27, 1998, the Board adopted the following resolution and Exhibit A authorizing the creation and issuance of a series of said Preferred Stock to be known as Series A Cumulative Preferred Stock:

            RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, a series of preferred stock of the Corporation, designated as Series A Cumulative Preferred Stock, par value $100.00 per share ("Series A Preferred Stock"), be, and it hereby is, created, and that the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon such series of preferred stock are as set forth below:

            Section 1. Designation and Amount.

            The shares of such series shall be designated as the "Series A Cumulative Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be one million five hundred thousand (1,500,000), which number may be decreased by the Board of Directors (the "Board") of Zilog, Inc. (the "Corporation") without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

            Section 2. Dividends and Distributions.

            (a) The holders of shares of Series A Preferred Stock, in preference to the holders of shares of the Corporation's Common Stock, par value $.01 per share (the "Voting Common Stock"), and the Corporation's Class A Non-Voting Common


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      Stock, par value $.01 per share (together with the Voting Common Stock, the "Common Stock"), and to any other capital stock of the Corporation ranking junior to Series A Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, cumulative dividends at an annual rate of (i) 13.5% of the Total Value, as defined in Section 7, per share in respect of periods ending on or prior to February 26, 2008 and (ii) 15.5% of the Total Value per share in respect of periods commencing after February 26, 2008, subject to the provisions of Section 4(d). Dividends payable in respect of the outstanding shares of Series A Preferred Stock shall begin to accrue and compound quarterly (by virtue of the increase to Total Value in accordance with Sec as defined in Section 7, the Business Day next preceding such day) in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") for each of the fiscal quarters ended March 31, June 30, September 30 and December 31, respectively, (each such date being referred to herein as a "Quarterly Dividend Accrual Date") commencing in respect of each share of Series A Preferred Stock on the first Quarterly Dividend Payment Date which is at least seven days after the date of original issue thereof.

            (b) To the extent dividends due and payable on a Quarterly Dividend Payment Date are not paid in cash (whether or not declared by the Board) on such Quarterly Dividend Payment Date (an "Accretion Date"), an amount, equal to all dividends which have accumulated on each share of Series A Preferred Stock then outstanding during the quarterly period ending on the Quarterly Dividend Accrual Date immediately preceding such Accretion Date (or for such shorter period beginning on the date of issuance in the case of an Accretion Date occurring on the initial Quarterly Dividend Payment Date), will be added, as of the Quarterly Dividend Accrual Date immediately preceding such Accretion Date, to the Total Value of such share of Series A Preferred Stock and will remain a part thereof (and will accrue further dividends by virtue of Section 2(a)(i)) until such dividends are paid in cash, at which time the Total Value will be reduced by the amount of dividends so paid; provided that in no event shall Total Value be reduced below Liquidation Value, as defined in Section 7, pursuant to this Section 2(b).

            (c) The amount of dividends payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date (a "Regular Record Date") for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared


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      thereon, which record date shall be no more than 60 days nor less than ten days prior to the date fixed for the payment thereof. Any dividend declared by the Board as payable and punctually paid on a Quarterly Dividend Payment Date will be paid to the Persons, as defined in Section
      7, in whose names Series A Preferred Stock is registered at the close of business on the Regular Record Date set with respect to that Quarterly Dividend Payment Date (the "Registered Holders"). All cash payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

            (d) The Registered Holder of any shares of Series A Preferred Stock, upon the Corporation's written request therefor containing a reasonably complete description of the basis for such request, shall indemnify the Corporation for any and all withholding tax liabilities incurred by the Corporation in connection with any dividends paid or distributions made (including, without limitation, in connection with any redemption of Series A Preferred Stock, but excluding any penalties other than penalties resulting from the failure of the Registered Holder to provide any required information) to such holder in respect of Series A Preferred Stock. Each Registered Holder, by acceptance of the certificate evidencing such holder's shares of Series A Preferred Stock, shall be deemed to have agreed to the terms of this Section 2(d).

            (e) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions in respect of such shares of Series A Preferred Stock except as provided for hereby.

            Section 3. Restrictive Covenants; Voting Rights.

            (a) So long as any shares of Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of then-outstanding shares of Series A Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not:

                  (i) authorize or create any class or series, or any shares of any class or series, of capital stock of the Corporation having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over Series A Preferred Stock ("Senior Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Corporation of one or more classes and/or series of Senior Stock if the proceeds of the Corporation's issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Senior Stock;

                  (ii) (A) authorize or create any class or series, or any shares of any class or series, of capital stock of the Corporation ranking on a parity


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            (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred Stock ("Parity Stock") or
            (B) issue shares of Parity Stock; provided, however, that no such vote shall be required with respect to the authorization, creation or issuance by the Corporation of one or more classes and/or series of Parity Stock if the proceeds of the Corporation's issuance of such Parity Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred Stock concurrently with the issuance of such Parity Stock;

                  (iii) reclassify, convert or exchange any shares of any
            capital stock of the Corporation into shares of Senior Stock or Parity Stock;

                  (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

                  (v) amend, alter or repeal the Corporation's Certificate of Incorporation, as it may be amended from time to time, or the Corporation's By-Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred Stock or any Senior Stock or Parity Stock so as to affect Series A Preferred Stock in any material adverse respect;

                  (vi) declare or pay dividends or make any other distributions on, or redeem or repurchase any, shares of Common Stock or other capital stock of the Corporation ranking junior (either as to dividends or upon redemption, liquidation, dissolution or winding
            up) to the Series A Preferred Stock ("Junior Stock"), other than (A) dividends, redemptions, repurchases or distributions made in the form of, or exchangeable for, shares of Junior Stock, or warrants, rights or options to acquire shares of Junior Stock; (B) from time to time during the period in which shares of Series A Preferred Stock are outstanding, redemptions or repurchases of Junior Stock held by management of the Corporation in connection with termination of employment, retirement and similar circumstances; and (C) redemptions or repurchases permitted by the proviso to clause (ix) of this Section 3(a);

                  (vii) declare or pay dividends or make any other distributions on, or redeem or repurchase any, shares of Parity Stock, other than
            (A) dividends, distributions or redemptions made in the form of, or exchangeable for, shares of Junior Stock, or warrants, rights or options to acquire shares of Junior Stock, (B) other dividends or distributions paid ratably on Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled, (C) repurchases in exchange for shares of Junior Stock, or warrants, rights or options to acquire shares of


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            Junior Stock, and (D) other redemptions or repurchases effected ratably on Series A Preferred Stock and all Parity Stock, in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (viii) merge or consolidate with, or sell all or substantially all of the Corporation's assets to, another entity unless shares of Series A Preferred Stock outstanding immediately prior to such transaction (A) remain outstanding after such transaction without change to the powers, designations, preferences, rights and qualifications, limitations or restrictions thereof, (B) are exchanged for securities possessing substantially equivalent preferences, rights and powers or (C) are redeemed concurrently with the effectiveness and closing of such transaction; provided that, in the case of each of (A) and (B), immediately following the consummation of any such transaction, there shall not be issued and outstanding any shares of any class or series of stock of the surviving entity having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over, or ranking on a parity either as to dividends or upon redemption, liquidation, dissolution, or winding up with, such Series A Preferred Stock (or the securities issued in exchange therefor) unless such shares shall have been shares of Senior Stock or Parity Stock outstanding immediately prior to the consummation of the transaction;

                  (ix) use cash proceeds of any recapitalization or refinancing transaction to pay a dividend or distribution on, or to redeem or repurchase, any shares of Junior Stock without also redeeming or repurchasing each outstanding share of Series A Preferred Stock at the redemption price therefor; provided, however, that the Corporation shall be permitted to use the proceeds of the issuance of Junior Stock (other than pursuant to an underwritten public offering) to redeem or repurchase shares of Junior Stock to the extent that, after giving effect to such transaction, TPG, as defined in Section 7, would hold at least ninety percent (90%) of the common equity interest in the Corporation that TPG held immediately following the consummation of the merger (the "Merger") effected pursuant to the Agreement and Plan of Merger, dated as of July 20, 1997, between TPG Partners II, L.P. and the Corporation, as amended; or

                  (x) permit any Subsidiary of the Corporation to issue shares of preferred stock or common stock other than to the Corporation or a wholly owned Subsidiary of the Corporation.

            (b) Whenever the Corporation shall not have (i) mailed a Change of Control Notice as required by Section 4(e) (a "Notice Default"), (ii) repurchased shares of Series A Preferred Stock required to be repurchased pursuant to Section 4(e) within ten days of the Change of Control Payment Date, regardless of whether the Financing Agreements, as defined in
      Section 7, permit such a repurchase or whether


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      there shall be funds legally available to effect such repurchase (a
      "Repurchase Default"), or (iii) complied with its covenants contained in
      Section 4(b) (a "Clean-Down Default"), then thereafter and until such time as such Notice Default, Repurchase Default or Clean-Down Default shall have been cured, as the case may be, notwithstanding anything to the contrary contained in the Certificate of Incorporation or By-Laws of the Corporation, as the same may be amended from time to time, the holders of Series A Preferred Stock shall have the right, voting as a single class, to elect one director of the Corporation. This right to elect one director may be exercised (i) by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the outstanding shares of Series A Preferred Stock, other than, if TPG shall then hold a majority of the Voting Stock outstanding, shares held by TPG (the outstanding shares being entitled to vote being "Eligible Shares") as of the record date of such written consent, or (ii) by the holders of a majority of the Eligible Shares present or represented by proxy at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournments thereof, until each Notice Default, Repurchase Default and Clean-Down Default shall have been cured, at which time the term of office of the director so elected shall terminate automatically. So long as such right to elect one director continues (and unless such right has been exercised by the written consent of the holders of a majority of the Eligible Shares as hereinbefore authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of at least twenty-five percent (25%) of the Eligible Shares addressed to him or her at the principal office of the Corporation shall call, a special meeting of the holders of Series A Preferred Stock for the purpose of electing one director as provided herein. Such meeting shall be held within 10 days after delivery of such notice to the Secretary, at the place and upon the notice provided by law and in the By-Laws or in the notice of meeting. No such special meeting or adjournment thereof shall be held on a date less than 10 days before any annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the Eligible Shares shall be present or represented by proxy, or if the holders of a majority of the Eligible Shares shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by one and the holders of the Eligible Shares, voting as a class, shall be entitled to elect the additional director. The absence of a quorum of the holders of any class or series of capital stock of the Corporation at any such annual or special meeting shall not affect the exercise by the holders of Series A Preferred Stock of their voting rights. The director so elected shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated under the circumstances set forth in the second sentence of this Section 3(b). If any director elected by the holders of Series A Preferred Stock as a class dies or becomes incapacitated, the holders of Eligible Shares then outstanding may elect his or her successor to hold office for the unexpired term at a special meeting of such holders called, or by written consent, in each case as provided above. Only holders of Series A Preferred Stock shall have the right to remove, with or without cause, any director originally elected


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      by such holders, upon the affirmative vote of holders of a majority of
      Eligible Shares at a special meeting of such holders called, or by written consent, in each case as provided above. The rights of the holders of Series A Preferred Stock to elect directors pursuant to the terms of this
      Section 3(b) shall not be affected adversely by the voting or other rights applicable to any other security of the Corporation.

            (c) Except as otherwise expressly provided hereby, or as required by law, the holders of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

            Section 4. Redemption, Repurchase and Reduction of Total Value.

            (a) The Corporation may redeem, in whole or in part, any outstanding shares of Series A Preferred Stock at any time, but only out of funds legally available therefor, by paying for each share of Series A Preferred Stock an amount in cash equal to the applicable percentage as of the redemption date (as set forth in the table below) multiplied by the sum of (i) the Total Value as of the redemption date and (ii) the amount, if any, of Accrued Dividends, as defined in Section 7, as of the redemption date. If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Series A Preferred Stock held by each of them.

      Redemption Date During                          Applicable
      Six Month Period Commencing                     Percentage
      ---------------------------                     ----------

      February 27, 1998 ...........................    105.0%
      August 27, 1998 .............................    104.5%
      February 27, 1999 ...........................    104.0%
      August 27, 1999 .............................    103.5%
      February 27, 2000 ...........................    103.0%
      August 27, 2000 .............................    102.5%
      February 27, 2001 ...........................    102.0%
      August 27, 2001 .............................    101.5%
      February 27, 2002 ...........................    101.0%
      August 27, 2002 .............................    100.5%
      February 27, 2003 and thereafter ............    100.0%

            (b) On February 27, 2008, the Corporation shall pay in cash in respect of each share of Series A Preferred Stock the excess, if any, of the Total Value of such share as of such date over the Liquidation Value, with the effect of reducing the Total Value of such share to the Liquidation Value pursuant to Section 2(b).

            (c) Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 4(a) shall specify a date and procedures for such redemption and shall be mailed not less than 10, but not more than 60, days prior to such date fixed


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      for redemption to each holder of shares of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board may fix a record date for the determination of the holders of shares of Series A Preferred Stock to be redeemed, not more than 60 days or less than 10 days prior to the date fixed for such redemption.

            (d) From and after the date of any redemption effected by the Corporation pursuant to Section 4(a), all dividends on shares of Series A Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as holders of Series A Preferred Stock shall, with respect to shares thereby called for redemption, cease and terminate. Any interest allowed on moneys which shall have been Set Apart for Payment, as defined in Section 7, prior to the date of redemption for the payment of the redemption price shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series A Preferred Stock at the end of two years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation.

            (e)   Upon the occurrence of a Change of Control, as defined in
      Section 7, if the Corporation does not redeem the outstanding shares of Series A Preferred Stock pursuant to Section 4(a), each holder of Series A Preferred Stock shall have the right to require the Corporation to repurchase each outstanding share of its Series A Preferred Stock, if any, but only out of funds legally available therefor, by paying in cash, in respect of each share of Series A Preferred Stock, an amount equal to 101% of the sum of the Total Value of such share plus Accrued Dividends as of the repurchase date. Within 30 days following any Change of Control, unless the Corporation shall have mailed the notice with respect to a redemption pursuant to Section 4(a), the Corporation shall mail a notice (a "Change of Control Notice") to each holder of Series A Preferred Stock describing the transaction or transactions that constitute the Change of Control and offering to repurchase each share of Series A Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof. The provisions of this paragraph shall be subject to, and are expressly conditioned upon, satisfaction of the restrictions contained in the Financing Agreements applicable to the making of redemption, dividend and similar payments in respect of capital stock of the Corporation.


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            (f)   If the Corporation shall default in providing for the payment of the redemption price or the repurchase price as required pursuant to this Section 4, dividends on such Series A Preferred Stock shall accrue and compound quarterly at the rate of (i) with respect to periods ending on or before February 26, 2008, 15.5% per annum, and (ii) with respect to periods commencing after February 26, 2008, 17.5% per annum, and be added to the required redemption or repurchase payments as provided in Section 2(a).

            Section 5. Reacquired Shares.

            Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation or any Subsidiary of the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock, par value $100.00 per share, of the Corporation and may be reissued as part of another class or series of Preferred Stock, subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth in Section 3(a).

            Section 6. Liquidation, Dissolution or Winding Up.

            (a) If the Corporation shall liquidate, dissolve or wind up, whether pursuant to federal bankruptcy laws, state laws or otherwise, no distribution shall be made (i) to the holders of shares of Junior Stock, unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Total Value for each share plus an amount equal to all Accrued Dividends thereon as of the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on Series A Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

            (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a Person or Persons other than the holders of Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

            Section 7. Definitions.

            As used herein, the following terms shall have the meanings indicated.

            "Accrued Dividends" in respect of a share of Series A Preferred Stock as of any date (the "Applicable Date") means all unpaid dividends which have become payable pursuant to Section 2(a), whether or not declared, as of the Applicable Date, which shall not have been paid in cash and which theretofore shall


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not have been applied to increase the Total Value of such share pursuant to
Section 2(b).

            "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

            "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Change in Control" means the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than TPG, whether or not otherwise in compliance with the provisions of this Series A Preferred Stock; (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation, whether or not otherwise in compliance with the provisions of this Series A Preferred Stock;
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above), other than TPG, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the Voting Stock of the Corporation (measured by voting power rather than number of shares) and (B) TPG beneficially owns, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Corporation than such other "person"; (iv) the first day on which a majority of the member of the Board are not Continuing Directors; or (v) the Corporation consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (B) either (1) the "beneficial owners" (as defined above) of the Voting Stock of the Corporation immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority


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of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Corporation is a direct or indirect Subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

            "Continuing Directors" means, as of any determination date, any member of the Board who (i) was a member of such Board immediately after consummation of the Merger or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

            "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes (as defined below) mature; provided, however, that a class of Capital Stock shall not be Disqualified Stock hereunder solely as the result of any maturity or redemption that is conditioned upon, and subject to, compliance with the restrictions contained in the Financing Agreements applicable to the making of redemption, dividend and similar payments in respect of capital stock of the Corporation; and provided further, that Capital Stock issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation in order to satisfy applicable statutory or regulatory obligations.

            "Financing Agreements" mean (i) the Credit Agreement, dated as of February 27, 1998, among TPG Zeus Acquisition Corporation (prior to the Merger) and the Corporation (following the Merger), as borrower, the lenders listed therein, as lenders, Goldman Sachs Credit Partners L.P., as arranger and syndication agent, and BankBoston, N.A., as administrative agent, and (ii) the Indenture, dated as of February 27, 1998, among the Corporation, Subsidiaries of the Corporation which are signatories thereto, as guarantors, and State Street Bank and Trust Company, as trustee (the "Indenture"), with respect to the 9.5% Senior Secured Notes due 2005 (the "Notes"); provided if the maturity of the Credit Agreement shall be extended beyond December 31, 2003 or the Indenture shall be extended beyond December 31, 2005, such agreement shall cease to be a "Financing Agreement."

            "Liquidation Value" with respect to any share of Series A Preferred Stock means $100.00 per share.


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
            "Person" means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

            "Set Apart for Payment" means, when used with respect to funds of the Corporation to be used to effect any redemption of shares of Series A Preferred Stock, that funds of the Corporation sufficient to satisfy such payment of redemption shall have been irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan in the City of New York, and having a capital and surplus of at least $100 million, in trust for the exclusive benefit of the holders of the shares of Series A Preferred Stock to be redeemed and that such funds will be payable from and after the date of redemption to holders of Series A Preferred Stock who surrender their certificates representing such stock in accordance with the notice of redemption provided pursuant to Section 4(c).

            "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner of the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

            "Total Value" with respect to any share of Series A Preferred Stock as of any particular date means an amount equal to the sum of the Liquidation Value plus, pursuant to Section 2(b), an amount equal to all dividends on such share of Series A Preferred Stock which are not paid in cash when due and less any reduction thereof made in accordance with the provisions of Section 2(b).

            "TPG" means TPG Partners II, L.P. and its Affiliates.

            "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

            Section 8. Rank.

            Series A Preferred Stock will rank, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, prior to the Common Stock.



[SIGNATURE ON NEXT PAGE]


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            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and affirmed, under penalties of perjury, on the date first written above by a duly authorized officer of the Corporation.

                                        ZILOG, INC.


                                        By: /s/ RICHARD R. PICKARD
                                            ------------------------------
                                            Name: Richard R. Pickard
                                            Title: Vice President, General
                                            Counsel and Secretary


                                       S-1